                                                                           Pg. 1




                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC  20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 20)



                              Media General, Inc.
                              -------------------
                                (Name of Issuer)


                         Class A Common Stock, $5 Par
                         ----------------------------
                         (Title of Class of Securities)


                                  584404 10 7
                                  -----------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

---------------------                                     ---------------------
CUSIP No. 584404 10 7                13G                  Page 2 of 6 Pages
---------------------                                     ---------------------

-------------------------------------------------------------------------------
        Name of Reporting Person
  1     S.S. or I.R.S. Identification No. of above person

            Northern Trust Corporation                  36-2723087
            The Northern Trust Company                  36-1561860
            Northern Trust Bank of Florida, NA          36-2798553
            Northern Trust Quantitative Advisors, Inc.  36-3608252
-------------------------------------------------------------------------------
        Check the appropriate box of a member of a group
  2
            Not Applicable                                       (a) [_]
                                                                 (b) [_]
-------------------------------------------------------------------------------
        S.E.C. use only
  3
-------------------------------------------------------------------------------
        Citizenship or place of organization
  4
            Northern Trust Corporation--a Delaware corporation with principal offices in Chicago, Illinois
-------------------------------------------------------------------------------
                                 Sole Voting Power
                         5
      Number of                  44,100
       shares        ----------------------------------------------------------
    beneficially                 Shared Voting Power
      owned by           6
       each                      2,632,930
      reporting      ----------------------------------------------------------
       person                    Sole Dispositive Power
        with             7
                                 79,407
                     ----------------------------------------------------------
                                 Shared Dispositive Power
                         8
                                 2,597,423
-------------------------------------------------------------------------------

        Aggregate amount beneficially owned by each reporting person
  9
            2,677,630
-------------------------------------------------------------------------------
        Check box if the aggregate amount in Row (9) excludes certain shares.
 10
            Not Applicable
-------------------------------------------------------------------------------
        Percent of class represented by amount in Row 9
11
            10.22
-------------------------------------------------------------------------------
        Type of reporting person
12
            Northern Trust Corporation HC
-------------------------------------------------------------------------------

                                                                           Pg. 3



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

             SCHEDULE 13G UNDER THE SECURITIES EXCHANGE ACT OF 1934

Check the following box if a fee is being paid with statement [ ].

1. (a)  Media General, Inc.
        -------------------
        (Name of Issuer)

   (b)  111 North 4th Street, 4th Floor, Richmond, Va. 23219
        ----------------------------------------------------
        (Address of Issuer's Principal Executive Office)

2. (a)  Northern Trust Corporation
        --------------------------
        (Name of Person Filing)

   (b)  50 South LaSalle Street, Chicago, Illinois 60675
        ------------------------------------------------
        (Address of Person Filing)

   (c)  U.S. (Delaware Corporation)
        ---------------------------
        (Citizenship)

   (d)  Class A Common Stock, $5 Par
        ----------------------------
        (Title of Class of Securities)

   (e)  584404 10 7
        -----------
        (CUSIP Number)

3. This statement is being filed by Northern Trust Corporation as a Parent Holding Company in accordance with (S)240.13d-1(b)(1)(ii)(G).

4. (a)  2,677,630
        ---------
        (Amount Beneficially Owned)

   (b)  10.22
        -----
        (Percent of Class)

   (c)  Number of shares as to which such person has:

        (i)    44,100
               ------
               (Sole Power to Vote or to Direct the Vote)

        (ii)   2,632,930
               ---------
               (Shared Power to Vote or to Direct the Vote)

        (iii)  79,407
               ------
               (Sole Power to Dispose or Direct Disposition)

        (iv)   2,597,423
               ---------
               (Shared Power to Dispose or Direct Disposition)

                                                                           Pg. 4




5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: [_]

6. Statement regarding ownership of 5 percent or more on behalf of another person:





7. Parent Holding Company reporting on behalf of the following subsidiaries, all of which are banks as defined in Section 3(a)(6) of the Act:

The Northern Trust Company                  Northern Trust Quantitative
50 South LaSalle Street                      Advisors, Inc.
Chicago, IL  60675                          50 South LaSalle Street
                                            Chicago, IL  60675
Northern Trust Bank of Florida N.A.
700 Brickell Avenue
Miami, FL  33131

8. Identification and Classification of Members of the Group.

                                Not Applicable.

9. Notice of Dissolution of Group.

                                Not Applicable.

10. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                                                           Pg. 5



   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        NORTHERN TRUST CORPORATION

                                        _________________________________
                                        By:  Perry R. Pero
                                             -------------

DATED:  02-09-99                        As its:  Sr. Executive Vice President
        --------                                 ----------------------------

                                                                           Pg. 6

                            EXHIBIT TO SCHEDULE 13G
                      FILED BY NORTHERN TRUST CORPORATION


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549-1004
Attention: Filing Desk, Stop 1-4

                              RE:  Media General, Inc.
                                   -------------------

     Pursuant to the requirement of 240.13d-1(e)(1)(iii), this exhibit shall constitute our written agreement that the Schedule 13G to which this exhibit is attached is filed on behalf of Northern Trust Corporation and of its subsidiary(ies), as stated below, regarding our respective beneficial ownership in the above-captioned equity security.

                                       NORTHERN TRUST CORPORATION


                                       _________________________________
                                       By:  Perry R. Pero
                                            -------------

DATED:  02-09-99                       As its:  Sr. Executive Vice President
        --------                                ----------------------------

The NORTHERN TRUST COMPANY


---------------------------------
BY: Perry R. Pero
    -------------
As its Sr. Executive Vice President
       ----------------------------





NORTHERN TRUST BANK OF FLORIDA, NA


________________________________________
By: Barry G. Hastings
---------------------
As its Authorized Representative
      --------------------------



NORTHERN TRUST QUANTITATIVE ADVISORS, INC.

________________________________________
By:  John Goodwin
-----------------
As its Authorized Representative
      --------------------------